As filed with the Securities and Exchange Commission June 11, 2009
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LAYNE CHRISTENSEN COMPANY
(Exact name of registrant as specified in its charter)

Delaware	48-0920712

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Shawnee Mission Parkway, Mission Woods, Kansas	66205

(Address of Principal Executive Offices)	(Zip Code)
LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN
(as amended and restated)
(Full title of plan)
Steven F. Crooke, Layne Christensen Company
1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205
(Name and address of agent for service)
(913) 362-0510
(Telephone number, including area code, of agent for service)
Please send copies of all correspondence to:
Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Attn: Steven F. Crooke, Senior Vice President and General Counsel
(913) 362-0510
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (1)	registration fee
Shares of Common Stock, $.01 par value	1,400,000 shares	$21.61	$30,254,000	$1,689
Preferred Share Purchase Rights(3)	1,400,000 shares	(4)	(4)	(4)

(1)	Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price per share and proposed maximum aggregate offering price is based on the average of the high and low prices of the Common Stock on June 8, 2009, on the Nasdaq Global Select Market.

(2)	The provisions of Rule 416 shall apply to this registration statement and the number of shares registered on this registration statement automatically shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(3)	Each share of Common Stock to be registered includes one associated preferred share purchase right issued pursuant to a Rights Agreement dated as of October 14, 2008, between Layne Christensen Company and National City Bank as Rights Agent.

(4)	No separate consideration is payable for the preferred share purchase rights. Therefore, the registration fee for such securities is included in the registration fee for the Common Stock.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to register 1,400,000 additional shares of Common Stock, par value $0.01 per share (“Common Stock”) of Layne Christensen Company (the “Company”) and associated preferred share purchase rights (the “Rights”), which have been reserved for issuance under the Company’s 2006 Equity Incentive Plan (as amended and restated effective June 3, 2009) (the “Plan”). On June 3, 2009, the stockholders of the Company approved amendments to the Plan that increased the shares authorized under the Plan from 600,000 to 2,000,000.
     A total of 600,000 shares of Common Stock under the Plan were previously registered on a Registration Statement on Form S-8 (Registration No. 333-135683, filed on July 10, 2006), which registration statement is currently effective and hereby incorporated by reference, including all documents incorporated by reference or deemed incorporated by reference thereto.
PART II
Information Required in the Registration Statement
     Item 3. Incorporation of Documents by Reference.
     The following documents have been previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company with the Securities and Exchange Commission (the “Commission”) and are incorporated by reference into this Registration Statement: (i) the Annual Report on Form 10-K filed for the fiscal year ended January 31, 2009, (ii) the Quarterly Report on Form 10-Q for the quarter ended April 30, 2009, (iii) the Current Reports on Form 8-K dated March 30, 2009, April 2, 2009, June 2, 2009 and June 5, 2009, (iv) the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 0-20578), including any amendments or reports filed for the purpose of updating such description, and (v) the description of the Company’s preferred stock purchase rights contained in the registration statement on Form 8-A, filed on October 14, 2008 with the Commission pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description. Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.
     Additionally, all documents filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the termination of the Layne Christensen Company 2006 Equity Incentive Plan, as amended, or the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 requires the Company to classify noncontrolling interests (previously referred to as “minority interest”) as part of consolidated net income and to include the accumulated amount of noncontrolling interests, previously classified as minority interest outside of equity, as part of stockholders’ equity. In addition to these financial reporting changes, SFAS 160 provides for significant changes in accounting related to noncontrolling interests; specifically, increases and decreases in a controlling financial interests in consolidated subsidiaries will be reported in equity similar to treasury stock transactions. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interests are remeasured with the gain or loss reported in net income. As discussed in the Form 10-Q for the three months ended April 30, 2009, which is incorporated herein by reference, the Company adopted this standard, which was applied retrospectively, as of February 1, 2009, and reclassified minority interest in the amounts of $75,000 as of February 1, 2009 and $398,000 as of February 1, 2008, as a component of stockholders’ equity. Since there was no income attributable to noncontrolling interests during the three month periods ended April 30, 2009 and 2008, net income and earnings per share required no adjustment to reflect amounts attributable only to the Company.

     Due to the immaterial impact of the retrospective application of the accounting change, the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, which is incorporated herein by reference, has not been refiled to reflect the accounting change. The impact of the retrospective change on the consolidated statements of income and consolidated balance sheets for periods presented in the Form 10-K is summarized below (in thousands of dollars). There was no change in basic or diluted earnings per share or in cash flows.

Years Ended January 31,	2009	2008	2007

Net income as previously reported	$26,534	$37,256	$26,252

As adjusted for the retrospective application:

Net income	$26,172	$37,111	$26,252
Less: Net loss attributable to noncontrolling interests	(362)	(145)	—

Net income attributable to Layne Christensen Company	$26,534	$37,256	$26,252

January 31,	2009	2008

Total stockholders’ equity as previously reported	$456,022	$423,372

As adjusted for the retrospective application:

Total Layne Christensen Company stockholders’ equity	$456,022	$423,372
Noncontrolling interests	75	398

Total stockholders’ equity	$456,097	$423,770

Additionally, the consolidated statements of stockholders’ equity would include the following activity related to the equity of the noncontrolling interests (in thousands of dollars).

Years Ended January 31,	2009	2008	2007

Balance, beginning of year	$398	$—	$—

Contributions by noncontrolling interests	39	543	—
Net loss attributable to noncontrolling interests	(362)	(145)	—

Balance, end of year	$75	$398	$—

     Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the Company’s Common Stock and Rights registered pursuant to this Registration Statement will be passed upon by Steven F. Crooke, Senior Vice President and General Counsel of the Company. As of June 10, 2009, Mr. Crooke owned 5,036 shares of the Company’s Common Stock and associated Rights, 3,750 of which were subject to vesting, and had been granted options with respect to 73,204 shares of the Company’s Common Stock and associated Rights, 16,400 of which were currently exercisable. Mr. Crooke is also entitled to receive an additional 4,550 shares of the Company’s Common Stock and associated rights if the Company achieves certain performance criteria.
     Item 6. Indemnification of Directors and Officers.
     (a) Section 145 of the General Corporation Law of Delaware (the “DGCL”) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, including expenses relating to liabilities under the Securities Act of 1933, as amended (the “Securities Act”), subject to specified conditions and exclusions, and gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of the stockholders or otherwise.
     (b) The Company’s Bylaws provide that the Company shall indemnify officers and directors of the Company to the fullest extent permitted by and in the manner permissible under the DGCL.
     (c) In accordance with Section 102(b)(7) of the DGCL, the Company’s Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.
     (d) The Company has obtained directors and officers liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Company against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Company may not be permitted by law to provide indemnification.
     (e) The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions of the Company ‘s Restated Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreements. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.
     Item 8. Exhibits.
     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Woods, State of Kansas, on June 10, 2009.

LAYNE CHRISTENSEN COMPANY
By:	/s/ A.B. Schmitt
	Name:	A. B. Schmitt
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Andrew B. Schmitt and Steven F. Crooke, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, lawfully may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A.B. Schmitt A. B. Schmitt	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2009

/s/ Jerry W. Fanska Jerry W. Fanska	Senior Vice President—Finance and Treasurer (Principal Financial and Accounting Officer)	June 10, 2009

/s/ David A.B. Brown David A.B. Brown	Chairman of the Board	June 10, 2009

/s/ J. Samuel Butler J. Samuel Butler	Director	June 10, 2009

Anthony B. Helfet	Director	June 10, 2009

/s/ Nelson Obus Nelson Obus	Director	June 10, 2009

/s/ Jeff Reynolds Jeffrey J. Reynolds	Director	June 10, 2009

/s/ Robert Gilmore Robert R. Gilmore	Director	June 10, 2009

/s/ Rene Robichaud Rene J. Robichaud	Director	June 10, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

4(1)	Rights Agreement dated as of October 14, 2008, between Layne Christensen Company and National City Bank as Rights Agent, which includes as Exhibit C, the Summary of Rights to Purchase Preferred Shares (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on October 14, 2008).

4(2)	Form of Nonqualified Stock Option Agreement between the Company and management of the Company for use with the 2006 Equity Incentive Plan, as amended effective January 26, 2009 (incorporated by reference to Exhibit 10(20) to the Company’s Annual Report on Form 10-K filed March 31, 2009).

4(3)	Form of Nonqualified Stock Option Agreement between the Company and non-employee directors of the Company for use with the 2006 Equity Incentive Plan, as amended effective January 26, 2009 (incorporated by reference to Exhibit 10(21) to the Company’s Annual Report on Form 10-K filed March 31, 2009).

4(4)	Form of Restricted Stock Award Agreement between the Company and management of the Company for use with the 2006 Equity Incentive Plan, as amended effective January 23, 2008 (incorporated by reference to Exhibit 10(22) to the Company’s Annual Report on Form 10-K filed March 31, 2009).

4(5)	Form of Restricted Stock Award Agreement between the Company and non-employee directors of the Company for use with the Company’s 2006 Equity Incentive Plan, as amended effective January 26, 2009 (incorporated by reference to Exhibit 10(23) to the Company’s Annual Report on Form 10-K filed March 31, 2009).

4(6)	Form of Restricted Stock Award Agreement between the Company and management of the Company for use with the 2006 Equity Incentive Plan (with performance vesting) (incorporated by reference to Exhibit 10(1) to the Company’s Quarterly Report on Form 10-Q filed June 3, 2009).

5(1)	Opinion of Steven F. Crooke, Senior Vice President and General Counsel, for the Company, with respect to the legality of the Company’s Common Stock and associated Rights registered hereby.

23(1)	Consent of the Company’s Independent Accountants.

23(2)	Consent of Cawley, Gillespie & Associates, Inc.

23(3)	Consent of Steven F. Crooke, the Company’s counsel (contained in the Opinion of Counsel filed as Exhibit 5(1)).

24(1)	Power of Attorney (included in signature page hereto).

99(1)	Layne Christensen Company 2006 Equity Incentive Plan (included as Appendix B to the Company’s Definitive Proxy Statement filed with the Commission on May 9, 2006).